Exhibit 99.1

FOR IMMEDIATE RELEASE
MAY 2, 2002

Contact: Telephone: Facsimile:	Robert K. Burr Secretary - MKR Holdings 1070 West 2300 South Salt Lake City, Utah 84119 (801) 975-5865 (801) 972-1011

MKR HOLDINGS ANNOUNCES RECORD DATE FOR LIQUIDATION

Salt Lake City, Utah – MKR Holdings (the “Company”) announced today that Tuesday, May 7, 2002 has been set as the record date for the impending dissolution and liquidation of the Company. As of the close of business on such record date, all trading of the Company’s common stock will cease and no transfer of shares of the Company’s common stock will be recognized or recorded after such date. After paying in full any claims determined to be due, the Company shall make liquidating distributions only to its shareholders of record as of the record date. The Company anticipates making initial liquidation payments to its shareholders in an amount equal to 15.5 cents per share during May and June 2002. The Company expects to make a second final distribution, in an amount not greater than approximately 0.5 cents per share, on or before March 31, 2003, to distribute any remaining amount from the reserve, if any, which the Company will establish to pay future expenses and contingencies.

The Company is no longer engaged in the conduct of business and since the consummation of certain transactions in November 1999, has operated for the sole purpose of holding and subsequently liquidating its assets. Last month, the Company sold its last remaining significant asset, a 15% equity interest in Marker International GmbH, a GmbH organized under the laws of Switzerland, to CT Sports Holding AG for a cash payment of $2,005,596.24. The Company plans to file Articles of Dissolution with the Division of Corporations and Commercial Code of the State of Utah on or before May 7, 2002.

Certain statements included above which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” as defined in the Securities Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of MKR Holdings to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements.